Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Brian Carney	Investor Relations:
	Executive Vice President, CFO Jo-Ann Stores, Inc. 330/656-2600 http://www.joann.com	Don Tomoff Vice President, Finance Jo-Ann Stores, Inc. 330/463-6815

JO-ANN STORES ANNOUNCES DECEMBER SALES RESULTS

HUDSON, OH — January 6, 2005 — Jo-Ann Stores, Inc. (NYSE: JAS), the leading national fabric and craft retailer, reported today that December net sales increased 6.2% to $261.5 million versus $246.3 million in the same period last year. December same-store sales increased 4.2% compared to a same-store sales increase of 5.4% last year.

Year-to-date net sales increased 4.3% to $1.68 billion from $1.61 billion in the prior year. Year-to-date same-store sales increased 2.9% versus a same-store sales increase of 3.1% for the comparable period last year.

Upcoming Investor Conferences

On Tuesday, January 11, 2005, the Company will be presenting at the SG Cowen Consumer Conference in New York City. Jo-Ann’s presentation will be webcast live at 3:30 p.m. Eastern Time.

On Thursday, January 13, 2005, the Company will be presenting at the Seventh Annual ICR XChange in Carlsbad, California. Jo-Ann’s presentation will be webcast live at 5:00 p.m. Eastern Time.

To listen to either of these webcasts, please log onto the Company’s website at http://www.joann.com. On the top button of the home page, click on “Jo-Ann Stores,” and then click on “Investor Relations” under the heading “Our Company.” Links to the webcasts will be provided under the headings “SG Cowen Consumer Conference” and “ICR XChange”. Webcast replays will be available for three months on the Company’s website.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 743 Jo-Ann Fabrics and Crafts traditional stores and 114 Jo-Ann superstores.

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